Exhibit 99.1

[Halozyme Therapeutics, Inc. Logo]

Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Fourth Quarter and Year End 2008 Financial Results

SAN DIEGO, March 13, 2009 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology, and drug delivery markets, today reported financial results for the fourth quarter and year ended December 31, 2008.

“Halozyme made significant clinical achievements in 2008, including advancing our insulin program into Phase 2 development, commencing a Phase 1 clinical trial for our bisphosphonate program, Baxter BioScience initiating a Phase 3 pivotal study for GAMMAGARD LIQUID™ with PH20, and Roche starting the first clinical trial in our partnership,” said Jonathan Lim, M.D., Halozyme’s President and CEO. “Our decision to move forward in parallel with five proprietary and three partnered programs puts us in a strong strategic position. We have a robust, diversified portfolio of product candidates targeting significant unmet medical needs with large market opportunities that we can capture on our own or with partners.”

2008 and Recent Corporate and Scientific Achievements

•	A Phase 2 clinical trial in type 1 diabetic patients began in October 2008 testing four dosage regimens: Humulin® R (regular human insulin) with and without PH20 and Humalog® (insulin lispro) with and without PH20. The study will compare pharmacokinetics and glycemic control of a standardized liquid meal challenge and we expect to have interim results in mid-2009. At the American Diabetes Association meeting in June 2008, we presented the results of a Phase 1 study with a design similar to the currently ongoing Phase 2 trial. The Phase 1 trial demonstrated significantly faster insulin absorption, faster and greater glucose lowering activity, greater peak insulin levels, and lower variability across subjects for the two combinations of insulin with PH20 compared to either of the two insulins administered alone.

•	In December 2008, Roche dosed the first patient in a Phase 1 pharmacokinetic clinical trial of a biologic directed to a Roche exclusive target with a subcutaneous formulation using Enhanze™ Technology. Roche also selected a fourth exclusive target and maintained its rights to an additional nine targets covered in the existing licensing and collaboration agreement. These actions by Roche triggered an aggregate payment of $10.25 million to Halozyme. Early this year, Roche began a Phase 1 clinical trial of another Roche biologic formulated with Enhanze Technology directed against a second exclusive target. Both of these Phase 1 clinical trials are expected to conclude by mid-2009.

•	The Phase 3 pivotal clinical trial with GAMMAGARD LIQUID plus Halozyme’s Enhanze Technology as a single site injection under the skin for the treatment of primary immune deficiency began in the fourth quarter of 2008. Enrollment of the study, conducted by our partner Baxter BioScience, should be completed by the end of the year with results available in the second half of 2010.

•	The Phase 1 clinical trial of a bisphosphonate with PH20 administered subcutaneously began in the fourth quarter of 2008. This dose ranging clinical trial is assessing the safety, tolerability and pharmacokinetics of a bisphosphonate with and without co-administration of PH20 across a range of concentrations and volumes and various PH20 doses. We expect results by the end of 2009.

•	Positive preclinical animal efficacy data were presented for PEGPH20 during 2008 and in January 2009 at several scientific meetings. The studies, conducted in mouse tumor models that produce hyaluronan (HA), demonstrated that PEGPH20 removed HA from the tumor microenvironment and reduced tumor interstitial fluid pressure in a dose dependent fashion, with resultant tumor growth inhibition and prolonged time to progression compared to controls. In contrast, treatment of HA negative tumors showed no reduction of tumor pressure, no suppression of tumor volume growth, or no improvement in time to progression. We expect to begin a range finding repeat dose Phase 1 clinical trial of PEGPH20 as a single agent dosed intravenously in cancer patients with refractory solid tumors during the second quarter of 2009.

Fourth Quarter and Year End 2008 Financial Results

The net loss for the fourth quarter of 2008 was $16.8 million, or $0.21 per share, compared with a net loss for the fourth quarter of 2007 of $8.7 million, or $0.11 per share. Net loss for the year ended December 31, 2008 was $48.7 million, or $0.61 per share compared to a net loss of $23.9 million, or $0.32 per share for the year 2007.

•	Revenue for the fourth quarter of 2008 was $3.1 million, compared to $1.3 million for the fourth quarter of 2007. Revenues under collaborative agreements for the fourth quarter of 2008 were $2.8 million, compared to $1.2 million for the fourth quarter of 2007. Revenues under collaborative agreements in 2008 primarily consisted of the amortization of upfront fees and a milestone payment received from Baxter and Roche of $1.6 million and research and development reimbursements from Baxter and Roche of $1.2 million.

•	Research and development expenses for the fourth quarter of 2008 were $16.8 million, compared with $7.3 million for the fourth quarter of 2007, primarily due to an increase in research and development headcount, spending on the PEGPH20, insulin and bisphosphonate preclinical and clinical programs, and production costs associated with the manufacturing scale up of the rHuPH20 and PEGPH20 enzymes.

•	Selling, general and administrative expenses for the fourth quarter of 2008 were $3.2 million, compared to $3.9 million for the fourth quarter of 2007, reflecting decreases in legal and professional fees, market research and recruiting expenses.

•	Cash and cash equivalents were $63.7 million as of December 31, 2008, compared with $97.7 million as of December 31, 2007 and $72.5 million as of September 30, 2008. In January 2009, the company received payments of $6.0 million from Roche and $5.5 million from Baxter.

Financial Outlook for 2009

Halozyme anticipates 2009 net cash burn of approximately $30 million to $35 million, depending on the progress of various preclinical and clinical programs, the timing of our manufacturing scale up and the achievement of various milestones under our existing collaborative agreements.

Upcoming Corporate and Scientific Presentations

Halozyme representatives are scheduled to present at the following conferences:

— Cowen and Company 29th Annual Healthcare Conference to be held at the Marriott Copley Place in Boston on Wednesday, March 18, 2009 at 8:00 a.m. EST (11:00 a.m. PST)

— American Association of Cancer Research (AACR) Annual Meeting – April 18-22, 2009 in Denver, presentation of three posters of systemic PEGPH20 in solid tumor models, preclinical data

Conference Call

Halozyme management will host a conference call and webcast on March 13, 2009 to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-256-9044 for domestic callers or 706-643-5585 for international callers. The conference ID # is 88158522. A telephone replay will be available beginning approximately two hours after the call by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for 30 days.

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze Technology to Roche’s biological therapeutics for up to 13 targets and with Baxter BioScience to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID™. The product candidates in Halozyme’s research pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s strategic position and commercial opportunities and (ii) clinical trial results and the conclusions drawn from such trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Quarters Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
REVENUES:
Revenues under collaboration agreements	$2,842,305	$1,239,739	$8,052,202	$3,159,931
Product sales	219,871	98,170	711,937	639,590

Total revenues	3,062,176	1,337,909	8,764,139	3,799,521

OPERATING EXPENSES:
Cost of product sales	127,288	29,229	332,324	240,429
Research and development	16,782,482	7,288,460	44,232,936	20,554,105
Selling, general and administrative	3,179,353	3,946,050	14,633,581	11,155,194

Total operating expenses	20,089,123	11,263,739	59,198,841	31,949,728

OPERATING LOSS	(17,026,947)	(9,925,830)	(50,434,702)	(28,150,207)
Interest income	138,293	1,217,439	1,717,503	4,254,024

NET LOSS BEFORE INCOME TAXES	(16,888,654)	(8,708,391)	(48,717,199)	(23,896,183)
Income tax benefit	(63,000)	—	(63,000)	—

NET LOSS	$(16,825,654)	$(8,708,391)	$(48,654,199)	$(23,896,183)

Basic and diluted net loss per share	$(0.21)	$(0.11)	$(0.61)	$(0.32)

Shares used in computing basic and diluted net loss per share	81,213,985	77,459,803	79,843,707	74,317,930

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$63,715,906	$97,679,085
Accounts receivable	7,264,410	779,825
Inventory	441,323	703,468
Prepaid expenses and other assets	2,591,149	2,014,680

Total current assets	74,012,788	101,177,058
Property and equipment, net	2,549,925	2,283,316

Total Assets	$76,562,713	$103,460,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,668,791	$3,055,637
Accrued expenses	3,995,897	2,502,259
Deferred revenue	3,553,730	3,306,225

Total current liabilities	14,218,418	8,864,121
Deferred revenue, net of current portion	45,894,726	35,963,266
Deferred rent, net of current portion	1,069,573	865,063
Stockholders’ Equity:
Common stock	81,554	77,904
Additional paid-in capital	128,948,064	122,685,443
Accumulated deficit	(113,649,622)	(64,995,423)

Total stockholders’ equity	15,379,996	57,767,924

Total Liabilities and Stockholders’ Equity	$76,562,713	$103,460,374

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